CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          PRO GLASS TECHNOLOGIES, INC.



               The undersigned President and Secretary of PRO GLASS TECHNOLOGIES, INC., a Nevada corporation pursuant to the provisions of Section 78.385 and 78.390, of the Nevada Revised Statutes, for the purpose of amending the Articles of Incorporation of said Corporation, do certify as follows:

               That the Board of Directors of the said corporation and held on October 25, 1999 adopted resolutions to amend the Articles of Incorporation, as follows:

                    ARTICLE IV shall be amended as follows:

                           ARTICLE IV - CAPITALIZATION

               The aggregate number of shares which this corporation shall have the authority to issue is Fifty Million (50,000,000) shares of $.001 par value stock. All stock of the corporation shall be of the same class, common, and shall have the same rights and preferences. Fully paid stock of the corporation shall not be liable to any further call or assessment.

               The foregoing amendment to the Articles of Incorporation were duly adopted by the written consent of the shareholders of the Corporation, pursuant to Section 78.320 of the Nevada Revised Statutes on October 25, 1999.

               The number of shares of common stock of the corporation and entitled to vote on the foregoing amendment to the Articles of Incorporation on October 22, 1999 were 17,714,000 shares and the said amendment was approved and consented to by 15,000,000 shares, being voted in person or by proxy, which represented more than a 50% majority of the issued and outstanding shares of the common stock of the corporation.

               The undersigned President and Secretary of the corporation here by declare that the foregoing Certificate of Amendment to the Articles of Incorporation is true and correct to the best of their knowledge and belief.

               In witness whereof, the certificate has been executed by the undersigned on October 27, 1999.


/S/ Fred Da Silva                                      /S/ Frank Aiello
Fred DaSilva, Secretary                                Frank Aiello, President